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                                                                   EXHIBIT 10.19

                           LIMITED GUARANTY AGREEMENT


         This LIMITED GUARANTY AGREEMENT ("Guaranty") dated June 29, 2001 (the "Effective Date") is made and executed by CONESTOGA ENTERPRISES, INC.

                                    RECITALS

         WHEREAS, concurrently herewith, Mountain Union, Guarantor, and its wholly owned subsidiaries, CWC, Conestoga Telephone and Telegraph Company and Conestoga Mobile Systems, Inc., have closed the transactions contemplated under that certain Asset Acquisition Agreement dated as of March 15, 2001 ("AAA") pursuant to which, among other things, Mountain Union is purchasing up to seventy-six (76) existing communications sites from CWC (the "Closing").

         WHEREAS, concurrently herewith, Mountain Union and CWC have entered into a certain Master License Agreement whereby CWC will license space on all of the sites transferred to Mountain Union at the Closing held on even date.

         WHEREAS, concurrently herewith, Mountain Union, Guarantor and CWC have entered into a certain Build-to-Suit Agreement under which from time to time Mountain Union and CWC will enter into certain Site License Agreements covering Towers to be constructed by Mountain Union under the Build-to-Suit Agreement.

         WHEREAS, Guarantor is entering into this Guaranty in conjunction with, and as an integral part of, the Closing of the transactions contemplated by the AAA.

                                    AGREEMENT


         NOW, THEREFORE, the undersigned, intending to be legally bound, agrees as follows:

         1. Definitions

            1.1 Mountain Union. Mountain Union Telecom, LLC, a Delaware limited liability company with offices located at 301 North Fairfax Street, Suite 101, Alexandria, VA 22314.

            1.2 Build-to-Suit Agreement. That certain Build-to-Suit Agreement by and between Mountain Union, the Guarantor and CWC of even date herewith.

            1.3 CWC. Conestoga Wireless Company, a wholly owned subsidiary of Guarantor, and a Pennsylvania corporation, with offices located at 215 West Philadelphia Avenue, Boyertown, PA 19512.

            1.4 CWC Liabilities. All present and future liabilities and obligations of CWC to Mountain Union under the Master License Agreement and under each of the Site License Agreements arising during the "Initial Term" of each respective agreement. As defined in each respective agreement, the "Initial Term" is a period of ten (10) years beginning on the Commencement Date (as defined therein).

            1.5 Event of Default. As that term is defined in Section 4.1 of this Guaranty.


            1.6 Guarantor. Conestoga Enterprises, Inc., a Pennsylvania corporation, with offices located at 202 East First Street, Birdsboro, PA 19508.



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            1.7 Guarantor's Liabilities. All present and future liabilities and obligations of the Guarantor to Mountain Union under this Guaranty.

            1.8 Guaranty. This Limited Guaranty Agreement, and any future amendments to this Limited Guaranty Agreement.

            1.9 Master License Agreement. That certain Master License Agreement by and between Mountain Union and CWC of even date herewith.

            1.10 Site License Agreement. Each Site License Agreement entered into between Mountain Union and CWC under the Build-to-Suit Agreement.

            1.11 Affiliate. As used herein, the "Affiliate" of any entity means any entity controlling, controlled by, or under common control with such entity including, without limitation, a party to this Agreement. For the purpose of this Agreement, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting shares of an entity.

         2. Interpretation.

            2.1 Other Capitalized Terms. All capitalized words and/or phrases not defined herein which are defined in the Master License Agreement or each Site License Agreement shall have the meanings set forth in the Master License Agreement or such Site License Agreement, as the case may be.

            2.2 Captions. The section and subsection captions of this Guaranty are included for reference only and are not to be used in the construction of this Guaranty.

            2.3 Severability. Any provision contained in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            2.4 Construction. This Guaranty and the rights and obligations of Mountain Union and the Guarantor under this Guaranty shall be governed by and construed in accordance with the domestic, internal laws (but not the law of the conflict of laws) of the Commonwealth of Pennsylvania.

         3. Guaranty of Payment and Performance.

            3.1 Guaranty of Payment and Performance. The Guarantor guarantees to Mountain Union the full and prompt payment and performance when due, whether by acceleration or otherwise, of the CWC Liabilities, subject to the limitations set forth in Section 5 below.

            3.2 Continuing Guaranty. This Guaranty is a continuing guaranty of payment and performance, subject only to the limitations expressly set forth in
Section 5 below. The CWC Liabilities to which this Guaranty applies, or may apply under the terms hereof, shall be conclusively presumed to have been created in reliance hereon. The Guarantor guarantees that the CWC Liabilities will be paid strictly in accordance with the terms of the Master License Agreement and each relevant Site License Agreement, as the case may be, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Mountain Union with respect thereto.




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            3.3 Amounts Recovered from Mountain Union. If any claim is ever made upon Mountain Union for repayment or recovery of any amount or amounts received by Mountain Union in payment, or on account of, any of the CWC Liabilities and Mountain Union repays all or part of such amount by reason of:

                        (a) Any judgment, decree or order of any court or
            administrative body having jurisdiction over Mountain Union or any of its property; or

                        (b) Any settlement or compromise of any such claim
            affected by Mountain Union with any such claimant (including CWC),

then and in such event the Guarantor agrees that the obligations of the Guarantor under this Guaranty shall remain binding upon the Guarantor whether or not this Guaranty shall have been revoked or the Master License Agreement or any Site License Agreement shall have been cancelled, and the Guarantor shall be and continue to remain liable to Mountain Union hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Mountain Union.

            3.4 Bankruptcy Rescission or Avoidance. If any settlement, discharge, payment, grant of security or transfer of property relating to, or discharging, any duty or liability created under this Guaranty is rescinded or voided by virtue of any provision of any bankruptcy, insolvency or other similar law affecting creditors' rights, Mountain Union will be entitled to recover the value or amount of any such settlement, discharge, payment, grant of security or transfer of property from the Guarantor as if such settlement, discharge, payment, grant of security or transfer of property had not occurred.

            3.5 Satisfaction of Guarantor's Liabilities. Satisfaction of the Guarantor's Liabilities shall not relieve the Guarantor from liability therefor if such satisfaction, or the performance of any of the CWC Liabilities, is voided by a trustee in bankruptcy or receiver as a preference, or similar voidable transfer, or for any other reason whatsoever.

            3.6 Place and Mode of Payment. The Guarantor shall make all payments under this Guaranty to Mountain Union at its offices at 301 North Fairfax Street, Suite 301, Alexandria, VA 22314, or at such other location designated by Mountain Union in writing. Payment shall be in lawful money of the United States of America in funds immediately available to Mountain Union.

         4. Default.

            4.1 Events of Default. The occurrence of any one or more of the following shall be deemed an Event of Default hereunder:

                        (a) The occurrence of a Default as defined in the Master
            License Agreement or in any Site License Agreement;

                        (b) Failure by the Guarantor to pay any monies due under
            this Guaranty within thirty (30) days after written demand by Mountain Union;

                        (c) Failure by the Guarantor to observe or perform any
            other covenant, condition, term, or provision contained in this Guaranty, if such failure continues for a period of sixty (60) days or more after written notice from Mountain Union;

                        (d) The suspension of any of the businesses of CWC;

                        (e) The making by CWC or the Guarantor of an assignment
            for the benefit of creditors, or a trustee or receiver being appointed for CWC or the Guarantor; or

                        (f) Any proceeding being commenced by or against CWC or
            the Guarantor under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment


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            of debt, receivership, liquidation or dissolution law or statute, which in the case of an involuntary proceeding, is not dismissed within one hundred twenty (120) days.

            4.2 Remedies. Upon the occurrence of an Event of Default, and so long as such Event of Default shall continue unwaived, Mountain Union may, at its option and upon not less than ten (10) days prior written notice to CWC and the Guarantor, exercise any and all of its rights and remedies under the Master License Agreement, the respective Site License Agreements and under this Guaranty, as well as any and all of its right and remedies provided by the laws of the Commonwealth of Pennsylvania or any other jurisdiction.

            4.3 Mountain Union's Expenses. Guarantor shall pay to Mountain Union all reasonable fees, costs and expenses, including filing fees and reasonable attorney's fees, incurred by Mountain Union in connection with any proceedings to collect any of the Guarantor's Liabilities.

         5. Limitations of this Guaranty. The only limitations applicable to this Guaranty for the payment and performance of the CWC liabilities are as expressly set forth in this Section 5. The occurrence of any of the following events shall cause this Guaranty to be terminated as to Guarantor and of no further force and effect against Guarantor:

         (a) The sale of all, or substantially all, of the stock of CWC (by merger, consolidation, or otherwise) to Voicestream, Deutsche Telecom, Sprint, AT&T, Verizon, Nextel, SBC/Bell South, WorldCom, Vodaphone (each of the foregoing companies, a "Telecom Company"), any of their respective Affiliates, and/or to any other third party having a net worth of at least One Billion Dollars ($1,000,000,000.00) and a long-term issuer credit rating of at least a BB by Standard & Poor's ("S&P") and, if also rated by Moody's Investor Service ("Moody's"), at least a Ba issuer rating by Moody's (as referred to herein, a "Qualified Third Party"), together with the assumption by such Telecom Company or Qualified Third Party of either (i) this Guaranty and all Guarantor's Liabilities or (ii) the Master License Agreement and all Site License Agreements, and all the CWC Liabilities thereunder; or

         (b) The sale of all, or substantially all, of the assets of CWC (by merger, consolidation, or otherwise) to a Telecom Company, any of its Affiliates, and/or to any Qualified Third Party, together with the assumption by such Telecom Company or Qualified Third Party of either (i) this Guaranty and all Guarantor's Liabilities or (ii) the Master License Agreement and all Site License Agreements, and all the CWC Liabilities thereunder; or

         (c) The sale of all, or substantially all, of the stock of CWC (by merger, consolidation, or otherwise) to a third party having all of the following financial characteristics (an "Alternate Qualified Third Party" herein), together with the assumption by such Alternate Qualified Third Party of either (i) this Guaranty and all Guarantor's Liabilities or (ii) the Master License Agreement and all Site License Agreements, and all the CWC Liabilities thereunder:

                  (i) An Enterprise Value of at least Two Hundred Million Dollars ($200,000,000.00);

                  (ii) A Debt-to-EBITDA ratio of less than 3.5 times;

                  (iii) An EBITDA-to-Interest ratio of more than 3 times;

                  (iv) A Debt-to-Funded Capital ratio of less than 50%; and

                  (v) A long-term issuer credit rating of at least a BB by S&P and, if also rated by Moody's, at least a Ba issuer rating by Moody's; or

         (d) The sale of all, or substantially all, of the assets of CWC (by merger, consolidation, or otherwise) to an Alternate Qualified Third Party (as defined in Section 5(c) of this Guaranty), together with the assumption by such Alternate Qualified Third Party of either


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(i) this Guaranty and all Guarantor's Liabilities or (ii) the Master License
Agreement and all Site License Agreements, and all the CWC Liabilities thereunder; or

         (e) The sale of all, or substantially all, of the stock of CWC (by merger, consolidation, or otherwise) to D&E Communications, Inc. ("D&E") and/or Shenandoah Communications Company ("SCC"), or any of their respective Affiliates, if at the time of the sale, the buyer(s) has the following characteristics, and D&E and/or SCC, as the case may be, assumes either (i) this Guaranty and all Guarantor's Liabilities or (ii) the Master License Agreement and all Site License Agreements, and all the CWC Liabilities thereunder:

                  (i) An Enterprise Value of at least One Hundred Fifty Million Dollars ($150,000,000.00);

                  (vi) A Debt-to-EBITDA ratio of less than 3.5 times;

                  (vii) An EBITDA-to-Interest ratio of more than 3 times;

                  (viii) A Debt-to-Funded Capital ratio of less than 50%; and

                  (ix) A long-term issuer credit rating of at least a BB by S&P and, if also rated by Moody's, at least a Ba issuer rating by Moody's; or

         (f) The sale of all, or substantially all, of the assets of CWC (by merger, consolidation, or otherwise) to D&E and/or SCC, or any of their respective Affiliates, if at the time of the sale, the buyer(s) has the characteristics set forth in Section 5(e) above and D&E and/or SCC, as the case may be, assume either (i) this Guaranty and all Guarantor's Liabilities or (ii) the Master License Agreement and all Site License Agreements, and all the CWC Liabilities thereunder; or

         (g) The expiration of the "Initial Term" under the Master License Agreement and each of the Site License Agreements. As stated in Section 1.4 of this Guaranty, the "Initial Term" of each such Agreement is ten (10) years beginning on the Commencement Date set forth therein.

         (h) As used in this Section 5, the following terms shall have the meanings ascribed to them below:

                  (i) Debt means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above; provided, that "Debt" shall not include trade payables.

                  (ii) EBITDA means operating revenue less cost of sales, operating expenses, and selling, general and administrative expenses (including all salaries, indirect production, marketing, and general corporation expenses) for the most recently completed fiscal quarter multiplied by four (4).

                  (iii) Enterprise Value as of any date means the amount of Equity as of such date plus Debt outstanding on such date.

                  (iv) Equity means the market value of a company measured as follows:



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                           (A) If the common stock of the company is publicly
                  traded on a national securities exchange or if sales or bid and offer quotations are reported for that class of stock on NASDAQ or New York Stock Exchange, then the "Equity" of the company on a given date equals the product of the number of shares outstanding on that date times the average closing price of such stock over a period of thirty days prior to the measuring date; or

                           (B) If the common stock of the company is not
                  publicly traded, then the "Equity" of the company on a given date equals the aggregate amount of cash contributed in the form of common or preferred equity reflected on the company's balance sheet as of such date as actually received by the company.

                  (v) Funded Capital means the amount of Debt funded and actually received by the company as of such date.

                  (vi) Interest paid as of any date means the amount of interest on Debt that has been paid in the previous fiscal quarter annualized by multiplying such amount by four (4).

         (i) Notwithstanding anything to the contrary contained in this Guaranty, the termination of this Guaranty under this Section 5 shall not release Guarantor of its obligations hereunder for claims arising out of events or conditions occurring prior to the date of termination, which obligations shall survive such termination.

         6. Miscellaneous.

            6.1 Waivers.

                        (a) No delay by Mountain Union in exercising, or any
            partial or single exercise of, any of its options, powers or rights, shall constitute a waiver of such option, power or rights.

                        (b) No waiver of any of Mountain Union's rights under
            this Guaranty, and no amendment of this Guaranty shall be deemed to be made by Mountain Union unless in writing and duly signed on behalf of Mountain Union;

                        (c) Any written waiver shall apply only with respect to
            the specific instance involved and shall in no way impair the rights of the bank or the obligations of the Guarantor under this Guaranty in any other respect at any other time.

            6.2 Notices. All notices, demands, requests or other communications which are required to be given, served or sent by one party to the other pursuant to this Guaranty shall be in writing and shall be mailed, postage prepaid, by registered or certified mail, or by a reliable overnight courier service with delivery verification to the following address for Guarantor or such address as may be designated in writing by Guarantor:

                                    Conestoga Enterprises, Inc.
                                    202 East First Street
                                    Birdsboro, PA 19508
                                    Attention:  President

         with a copy to:            Barley, Snyder, Senft & Cohen, LLC
                                    501 Washington Street, 5th Floor
                                    P. O. Box 942
                                    Reading, PA 19603-0942
                                    Attention: John S. Hibschman, Esquire




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         Notice given by certified or registered mail or by reliable overnight courier shall be deemed delivered on the date of receipt (or on the date receipt is refused) as shown on a certification of receipt or on the records or manifest of the United States Postal Service or such courier service.

         6.3 Binding Effect. This Guaranty shall be binding upon the Guarantor, its heirs, personal representatives, successors and assigns; provided, however, the Guarantor shall not assign its duties under this Guaranty without the prior written consent of Mountain Union, which shall not be unreasonably withheld or delayed. This Guaranty shall be binding upon, and shall inure to the benefit of, Mountain Union, its successors and assigns.

         6.4 Subrogation. Guarantor will not exercise any rights which it may acquire by way of subrogation against CWC or any successor(s)-in-interest thereto under this Guaranty, by any payment made hereunder or otherwise, until all the CWC Liabilities have been paid in full. If any amount is paid to Guarantor on account of such subrogation rights such amount shall be held in trust for the benefit of Mountain Union and shall be paid to Mountain Union to be credited and applied to the CWC Liabilities, whether matured or unmatured, in accordance with the Master License Agreement or the relevant Site License Agreement, as the case may be, or to be held by Mountain Union as collateral security for any of the CWC Liabilities thereafter existing.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the Guarantor has executed this Guaranty the day and year first above written.


CONESTOGA ENTERPRISES, INC.


By:  /s/ Harrison H. Clement, Jr.
    -----------------------------

Print Name and Title: Senior Vice President


By:
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Print Name and Title:
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